UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 10, 2016

TIPTREE FINANCIAL INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-33549	38-3754322
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

780 Third Avenue, 21st Floor New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 446-1400
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Principal Accounting Officer

On March 10, 2016, Tiptree appointed Timothy Schott as Principal Accounting Officer of Tiptree Financial Inc. (“Tiptree”), its subsidiary Tiptree Operating Company, LLC (“Operating Company”) and Tiptree Financial Partners, L.P. (“TFP”), effective April 4, 2016 (the “Commencement Date”).

Prior to joining Tiptree, Mr. Schott was at Lazard Ltd., a financial advisory and asset management firm, since 2011, as the Director of Accounting Policy for Global Finance, where he led the oversight of compliance with U.S. GAAP, including SEC reporting and approval of the accounting for significant and complex transactions. Prior to Lazard Ltd., Mr. Schott was a partner at Deloitte & Touche Financial Accounting and Reporting Services since 2007, providing accounting consulting services to clients in a variety of industries, with emphasis on the financial services industry, on matters pertaining to the accounting, reporting and valuation for complex transactions. Prior to joining Deloitte’s advisory business in 2004, Mr. Schott spent 11 years as an auditor at Deloitte. Mr. Schott received his B.S. in accounting at Fairfield University.

In connection with Mr. Schott's appointment, Tiptree Asset Management Company, LLC, a subsidiary of Operating Company (“Employer”), and Mr. Schott entered into an Employment Agreement dated as of March 10, 2016 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Schott will receive an annual base salary of $290,000 and will be eligible to receive an annual bonus. For the fiscal year 2016, his annual bonus will be a minimum of 100% of his base salary, two-thirds of which will be paid in cash and one-third in restricted stock units (“RSUs”). Thereafter, Mr. Schott is eligible to receive an annual bonus in an amount determined by the Compensation, Nominating and Governance Committee of Tiptree’s board of directors. The Employment Agreement also provides that, on the Commencement Date, Mr. Schott will receive grants of (i) $100,000 in cash, which is subject to repayment if he is not actively employed with Tiptree on the first anniversary of the Commencement Date, and (ii) a number of restricted shares of Tiptree's Class A common stock equal to the division of $325,000 by the 15-day volume weighted average price of the Company's common stock for the period ending on the trading day prior to the Commencement Date, that will vest equally on each of March 10, 2017 and March 10, 2018.

There is no definite term under the Employment Agreement, and Employer may terminate Mr. Schott at any time. If Mr. Schott’s employment is terminated by Employer without Cause (as defined in the Employment Agreement) then, subject to the execution of a general release, Mr. Schott’s RSUs will become non-forfeitable and will continue to vest in accordance with the time periods provided in such RSU agreement and Tiptree shall provide or cause to be provided to Mr. Schott: (i) a lump sum severance payment in an amount equal to six months of his base salary and (ii) a pro rata annual bonus with respect to the performance period that ends in the calendar year in which the termination occurs, payable, at the discretion of Tiptree, solely in cash.

Mr. Schott has agreed to certain restrictive covenants under the Employment Agreement, including with respect to confidentiality at all times and non-competition and non-solicitation of clients, investors and employees during his employment and for one year following the date of his termination.

The foregoing description is summary in nature and does not purport to be a complete description of the terms of the Employment Agreement. Please refer to the Employment Agreement for full terms. The Employment Agreement is attached as Exhibit 10.1 under Item 9.01 of this Form 8-K and is incorporated herein by reference.

Tiptree is a party to an indemnification agreement with Mr. Schott (the “Indemnification Agreement”). The Indemnification Agreement requires Tiptree to indemnify its executive officers and directors to the fullest extent permitted by law and to advance all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Although the Indemnification Agreement offers substantially the same scope of coverage afforded by Tiptree’s charter and bylaws and by Maryland law, it provides greater assurance to directors and executive officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the board of directors or the stockholders to eliminate the rights it provides. This summary of the Indemnification Agreement is not complete and is qualified in its entirety by Tiptree’s Form of Indemnification Agreement, previously filed as Exhibit 10.9 to Tiptree’s Registration Statement on Form S-11, as amended (File No. 333-141634), filed on June 7, 2007 and herein incorporated by reference.

Mr. Schott has not been involved in any transaction with Tiptree or any of its directors, executive officers, affiliates or associates which are required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

Item 9.01	Financial Statements and Exhibits.

(d) List of Exhibits:

10.1	Executive Employment Agreement between Tiptree Asset Management Company, LLC and Timothy Schott dated as of March 10, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIPTREE FINANCIAL INC.

Date:	March 16, 2016	By:	/s/ Jonathan Ilany
Name: Jonathan Ilany
Title: Chief Executive Officer